UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

ATLIS Motor Vehicles, Inc.

A Delaware Corporation

ATLISmotorvehicles.com

IRS Employer Identification No. 81-4380534

(602) 309-5425

THIS ANNUAL REPORT MAY CONTAIN “FORWARD-LOOKING” STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD LOOKING STATEMENTS IN THIS REPORT INCLUDES INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND FORWARD-LOOKING INFORMATION GENERALLY CAN BE IDENTIFIED BY FORWARD-LOOKING TERMINOLOGY, SUCH AS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS OR THE NEGATIVE THEREOF. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS, SUCH AS GENERAL ECONOMIC CONDITIONS AND THE MARKET FOR COLLECTABLE SPORTS MEMORABILIA. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. WE HEREBY EXPRESSLY DISCLAIM ANY INTENTION TO UPDATE ANY FORWARD-LOOKING INFORMATION CONTAINED IN THIS REPORT UNLESS REQUIRED BY LAW TO DO SO.

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ITEM 1

DESCRIPTION OF BUSINESS

Overview

ATLIS Motor Vehicles Inc is a vertically integrated electric vehicle company committed to electrifying Work. The Company is working toward production of the ATLIS XT 100% electric work truck and ATLIS XP Platform, the skateboard chassis that can be used to power various other models of work vehicles such as last mile delivery vehicles, garbage trucks, cement trucks, vans, RVs, box trucks, and more. At the core of ATLIS Motor Vehicles’ hardware platform will be proprietary battery technology capable of charging a full-size pickup truck in less than 15 minutes and a modular system architecture capable of scaling to meet the specific vehicle or equipment application needs.

Principal Product and Its Market

The Work industry is composed of use cases like agriculture, mining, construction, and utilities. These industries are seeking to transition from Internal Combustion Engine “ICE” vehicles to Electric, and they need capable vehicles at a competitive cost. When making the switch to electric, individuals and businesses are considering vehicle capability, charging solutions, service & maintenance costs, insurance, and total cost. The ATLIS vertically integrated EV technology ecosystem addresses these concerns with its array of products, services, and unique business model:

ATLIS Products

-	ATLIS Energy. Our goal is to offer a superior battery technology solution that enables unparalleled fast charging and superior inclement weather and output performance. Not only will the battery technology be used in ATLIS products, but we also intend to manufacture and sell our battery cell and pack technology as a product line to address the growing demand for battery packs from other companies building electric vehicles. Additionally, ATLIS intends to generate revenue by using its battery pack technology to provide energy storage solutions for both commercial and residential uses.

-	ATLIS XP. ATLIS’ XP Platform aims to provide a scalable technology solution with a connected cloud, mobile, service, and charging ecosystem that will provide unprecedented workflows and customer experiences moving forward. This platform of technology will be leveraged to develop new vehicle solutions quickly while minimizing costs and time. The modular XP technology platform will allow ATLIS to partner with strategic customers seeking to develop new vehicle solutions for niche and mass-market opportunities while leveraging the vast network of capabilities we will provide.

-	ATLIS XT. The XT Pickup truck is intended to be our flagship product. The XT Pickup truck aims to represent every key piece of technology ATLIS Motor Vehicles is developing and exemplify how this technology can be utilized to realize capable, non-compromising vehicle solutions through electrification. The XT Pickup truck will be our market entry solution into the world of work and is intended to be just the beginning of a long line of vehicle solutions built on our XP Platform.

-	Future Vehicles. ATLIS intends to continue expanding its vehicle product offering within the work segment.

ATLIS Services

-	ATLIS Charging. The ATLIS Advanced Charging Station, is designed to boast the highest power solution to enter the market, a 1.5MW charging station, that is as simple to operate as filling up your gas vehicle today. ATLIS will also provide CCS 2.0 charging capabilities for non-ATLIS branded vehicles. Charging costs will be covered as part of ATLIS’ vehicle-as-a-service business model when customers subscribe to the ATLIS Service subscription.

-	Maintenance, Insurance, & Service. Through its vehicle-as-a-service business model, ATLIS plans to cover all maintenance, insurance, and service costs. Customers will subscribe to the ATLIS Service subscription and simply pay the monthly recurring payment.

How We Will Generate Revenue

The Company plans to generate revenue through the sale of our products which include our AMV Battery, the XP platform and the XT Truck. Revenue is recognized when both parties to the contract have approved the contract, the rights and obligations of the parties are identified, payment terms are identified, and collectability of consideration is probable.

2

To date, ATLIS has not yet generated any revenue from sales of the AMV Battery, XT Pickup truck or XP Platform. We plan to bring our battery technology to market first, followed by our XP platform and then the XT Truck. ATLIS Motor Vehicles has built a pilot production line for the ATLIS battery cell and is working to scale production of battery cells and battery packs in the coming year. Our production-level prototypes are going through internal testing and validation, with customer and third-party validation to follow soon after. We expect to build the first batteries for customers in calendar year 2022.

The ATLIS XP Platform and XT Truck products are in research and development stage. The Company has produced a working prototype of the XP Platform and the XT Pickup truck. We expect to finalize development of the production model and begin producing trucks for delivery and sale by 2024.

ATLIS Motor Vehicles has received substantial interest in its product via reservations submitted on the Company’s website. The total value of these reservations, if all such reservations were converted to sales, is over $2.8 billion. This projection is generated by extrapolating the XT Pickup Truck’s predicted average sales price of approximately $60,000 by the number of electronic reservations made on the Company's website. Reservations from email addresses that bounce have been removed, and each reservation is counted as one vehicle unless an ATLIS representative speaks to the reservation holder and validates the request for multiple vehicles. These reservations are non-binding, non-deposit, and require no down payment or reservation fee. While a subset of these reservations will convert to sales, we do not have a reasonable projection for the reservation to sales conversion rate at this time. This expressed interest should not be taken as a guarantee of sale.

Market

Industry

Energy and Battery

The electric vehicle battery industry is rapidly growing as OEMs target transition to completely electric product offerings, some as soon as 2025. Electric vehicle batteries are in high demand, and smaller companies are not able to secure battery supply for their production targets from the larger battery manufacturers. By 2030 the forecasted need for electric vehicle batteries is 79% higher than the forecasted supply. ATLIS intends to supply battery cells and packs to help fill this gap in supply.

Pickup Trucks
Pickup trucks have been the top three best-selling vehicles in the US for the past five years. Altogether, including the new and used truck market, vehicle up-fitter market, and charging opportunity, the total market opportunity for us is north of $241 billion, and we have already received over $2.8 billion in reservations. ATLIS intends to capture the largest market share of the electric work truck market. Our proprietary battery technology is being designed to allow us to deliver unprecedented range and charge times.

Target market demographics

ATLIS is developing battery technology intended to power vehicle, heavy equipment, and energy storage markets. Our target customers are consumer and commercial customers seeking energy storage solutions, vehicle manufacturers selling 20,000 and below vehicles per year looking for battery pack systems between 1.5KWh to over 300KWh in capacity, and equipment manufacturers looking for battery storage solutions to electrify their equipment systems which traditionally run off of internal combustion engine vehicles.

We are developing technology that will power work. Our target customers for the ATLIS XT are work vehicle fleet owners, individual buyers, and our target customers for the ATLIS XP Platform are work vehicle and upfit vehicle manufacturers. We intend to add value for customers across multiple target industries, including construction, agriculture, and logistics.

The ATLIS XT pickup truck will be ATLIS Motor Vehicles’ flagship product, designed for up to 500 miles of range, up to 35,000 lbs. fifth wheel towing capability, and 15-minute charge time from 0-100%. The ATLIS XT will be the first application of our core product offering, the ATLIS XP Platform, our electric vehicle technology platform that is currently in development and is being designed for applications with work vehicles: RVs, box trucks, delivery vehicles, tractors, construction equipment, and beyond. Our modular design will allow the ATLIS XP Platform to easily accommodate the sizes, shapes, and use cases of a variety of different work vehicles.

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Geographic sales territory
Ultimately, ATLIS is building a technology platform that is intended to add value across the globe, and our long-term vision includes expansion to the rest of the world. Although our initial focus is to manufacture and sell our products in the USA, a strong interest from international markets allows us quick expansion paths in the future. The Company has signed an agreement with an Australian company called Australian Manufactured Vehicles for XT Trucks. We have registered interest in battery packs for vehicles and energy storage solutions in France and New Zealand as well as interest in our XP and XT from South American distributors.

Distribution Channels

Our hardware and services will be conducted online via our website. Fleet and consumer customers will be able to purchase the ATLIS XP Platform, ATLIS XT Pickup Truck, and ATLIS advanced charging solutions online. Our advanced charging infrastructure will require users to be able to purchase electricity at our charging stations. This purchase will be conducted through the cloud-based mobile application and website we plan to build.

Growth Strategy

We plan to take a strategic approach to scale: first we plan to bring the battery cell and pack technology to market to drive early revenue as we work toward the launch of the XP Platform and XT pickup truck.

Our strategy in the near future is to focus on execution. We are completing testing and design for manufacturing the AMV battery cell. From there, we plan to stand up production and begin ramping battery cell manufacturing. We are also standing up battery pack manufacturing in parallel to battery cell manufacturing to meet current projected customer demand where customers have signed an LOI (letter of intent) and MOU (Memorandum of Understanding) for battery pack requests for the calendar year 2022. We are continuing the design work to deliver our production prototype of the XP Platform in the second half of 2022 and intend to deliver hand-built XT Trucks by 2024.

We plan to leverage our active social media presence, influencer marketing and customer word of mouth to generate additional interest in our products.

We intend to develop a dedicated sales team pursuing larger fleet customers. Fleet purchases and fleet management will be completed through ATLIS Cloud services and connected vehicle systems.

ITEM 2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Annual Report. This discussion may contain forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors. Please see the notes to our Financial Statements for information about our Significant Accounting Policies and Recent Accounting Pronouncements

Overview

ATLIS Motor Vehicles Inc is a vertically integrated electric vehicle company committed to electrifying Work. The Company was incorporated in the State of Delaware on November 9, 2016, and maintains its headquarters in Mesa, Arizona. ATLIS is a pre-revenue development stage company with goal to design, develop, and produce electric vehicles. We have incurred losses from operations and have had negative cash flows from operating activities since our inception. The company's current operating plan indicates that it will continue to incur losses from operations and generate negative cash flows from operating activities given ongoing expenditures related to the completion of its ongoing research and development activities. In 2021, we achieved important milestones and have built the foundation on which we plan to grow our company. We produced the first AMV battery cell which charges in under 10 minutes, and we successfully launched the ATLIS XT Truck prototype. In 2022, ATLIS is positioned for growth.

4

Operating Results

Year ended December 31, 2021 Compared to Year ended December 31, 2020

The Company generated no revenues in 2021 and 2020.

Operating expenses consist primarily of stock-based compensation, salaries, legal & professional fees, general and administrative expenses, research and development costs and advertising.

Our stock-based compensation expense resulting from grants of employee stock options is recognized in the consolidated financial statements based on the respective grant date fair values of the awards. We use the Black-Scholes option-pricing method for valuing stock options and shares granted under the employee stock purchase plan and recognize the expense over a requisite service (vesting) period using the straight-line method. On Aug 24, 2021, the Company changed its share-based employee compensation to options-based compensation. In order to ensure consistency across all current and former employees, the Company offered all current and former employees with existing stock grants the option to relinquish their ATLIS shares for ATLIS options at an average ratio of 6.64 options for every share relinquished. Of the approximately 6,550,000 share grants outstanding, approximately 5,200,000 were relinquished in return for approximately 34,569,000 options that would vest between 2021 and 2024. Additionally, ATLIS CEO Mark Hanchett relinquished 10,0000,000 of his Class A shares. In return Mr. Hanchett received 10,000,000 Class A Options. The company granted Mr. Hanchett 10,000,000 Class D shares with ten voting rights each. Finally, approximately 578,400 ATLIS options were granted to new employees, non-employees and Director of Board. The Company elected to recognize employee stock-option compensation expense related to the options grants as they were incurred. This expense was determined by applying the Black-Scholes model on the third-party appraisal value of the underlying share price for each stock as of August 24, 2021. As a result, the company recorded approximately $114,579,500 of incremental compensation expense as of December 31, 2021.

Salaries expense increased to $3,792,812 in 2021 from $2,396,903 in 2020 due to an increase in team size to facilitate continued progress on the product development and business growth. Advertising expense increased significantly to $2,677,641 in 2021 from $397,181 in 2020 to support the Company’s crowdfunding campaigns. Research and Development expense of $1,655,365 in 2021 increased from $574,483 in 2020 to support the development of the XT prototype and our proprietary battery technology. Legal and professional fees increased to $767,276 in 2021 from $347,802 as a result of increasing our use of contractors to support accounting, audit, legal, and broker-dealer functions.

General and administrative expenses totaled $576,753 in 2021 and $150,025 in 2020. The increase was primarily driven by rent expense, increased staff, equipment purchase and technology to support general operations.

As a result of the foregoing, our Net Loss from Operations was approximately $133,736,000 and $11,964,000 as of December 31, 2021 and December 31, 2020 respectively.

Liquidity, Capital Resources and Plan of Operations

Our financial statements appearing elsewhere in this Annual Report have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. ATLIS Motor Vehicles’ ability to continue as a going concern is contingent upon its ability to raise additional capital as required.

As of December 31, 2021, our cash balance was approximately $3,146,000. As mentioned above, no significant revenues have been generated since inception and no revenues were expected in the 2021 fiscal year. Unless we receive significant additional financing in the near future, we will not be able to execute on our operational deliverables or conduct our planned operations. Development of battery and electric vehicle technology on a large scale is a very cash and time intensive proposition. Accordingly, our business plan is dependent on our ability to raise sufficient investments.

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ITEM 3

DIRECTORS AND OFFICERS

Our executive officers and directors, and their ages and positions as of the date of this memorandum, are as follows:

Name	Position	Age	Term in Office
Mark Hanchett	Chief Executive Officer, Chairman of the Board	41	Indefinite, appointed November 9, 2016
Annie Pratt	President, Board Director	30	Indefinite, appointed November 1, 2019
Apoorv Dwivedi	Chief Financial Officer	41	Indefinite, appointed January 17, 2022
Benoit Le Bourgeois	VP of User Experience	45	Indefinite, appointed August 24, 2020
Roger Townsend	VP of Vehicle Engineering	61	Indefinite, appointed September 20, 2021
Kate Sieker	VP of People	42	Indefinite, appointed December 20, 2021
Britt Ide	Board Director	49	August 30, 2021 – August 30, 2022

-              Mark Hanchett, Chief Executive Officer - Mark Hanchett has over ten years of product development experience with 16 successful electromechanical and software product launches. Mark Hanchett brings a passion for solving hard problems in product strategy, design, manufacturing, and business operations, while continuously driving a focus on the best possible customer experience. Mark has served as Founder, Director, and CEO of ATLIS Motor Vehicles since inception in 2016. Before starting ATLIS Motor Vehicles, Mark was a director at Axon Enterprise Inc from 2012 to 2017, leading teams in the development of innovative hardware and software products for law enforcement. From 2007 to 2012 he served as a senior mechanical engineer and project manager leading cross-functional teams through design and development of innovative conductive electrical weapons at Axon Enterprise inc.

-              Annie Pratt, President - Annie is a creative problem solver with a background in product management, design, and business. After studying Product Design at Stanford's design school, she kicked off her career as a Product Manager at Axon Enterprise, launching in-car video solutions for law enforcement. Most recently she served as the Director of Consumer Products at Axon, where she built an independent business unit and doubled both revenue and profit in three years. She has brought a passion for design thinking, user experience, and business strategy to ATLIS.

-              Apoorv Dwivedi, Chief Financial Officer – Apoorv leads our finance function and ensures that ATLIS continues to optimize capital as we grow. He brings extensive finance and corporate strategy experience from Fortune 100 companies across multiple industries that include automotive, technology, financial services, retail, and industrial. Prior to ATLIS, Apoorv was the Director of Finance for Cox Automotive where he was instrumental in the successful rehaul of the Manheim Logistics business. He also spent close to a decade at the General Electric Company in corporate finance roles across both the GE Capital and GE Industrial businesses. Apoorv began his career at ABN-AMRO, N.A. and was responsible for building one of the first data analytics teams at Sears Holdings Company. Apoorv earned his MBA from Yale School of Management and his Bachelors in Finance from Loyola University – Chicago.

-              Benoit Le Bourgeois, Vice President of User Experience – Ben has over 20 years of experience in automotive infotainment, connectivity, and user experience development. Prior to ATLIS, Ben was Head of Connectivity at Byton.

-              Roger Townsend, Vice President of Vehicle Engineering –Contributes 40 year's of Automotive Body & Chassis Structures, Vehicle Engineering and Program Management experience. Roger's international career includes delivering major vehicle development programs for globally recognized OEM's and Tier 1 suppliers.

-              Kate Sieker, VP People – Kate is passionate about people, building companies & communities, and inspiring others to harness their unique strengths and potential, both in and out of the office. She has been working with startups since 2005 and has served as the Head of Talent and People for companies based in Silicon Valley, Boston, Austin, Denver, New York and Phoenix. She has earned a Bachelors in Psychology from Rogers Williams University and a Masters from Northeastern University in Corporate and Organizational Communication with a dual focus on Human Resource Management. Additionally, Kate lends her time and talent to support the entrepreneurial community in Arizona. She is umbrella organization for Phoenix Startup Week, #yesPHX, ThrivePHX, StartupTogetherAZ and April if for Entrepreneurs in Arizona.

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Compensation of Directors and Executive Officers

At the end of calendar year 2021, the executive compensation for the four executive officers and directors during 2021 is provided in the table below. Total compensation for each individual consists of cash in form of a salary and, Other Compensation which primarily consists of stock options awarded to key employees as a condition of their board-approved compensation package.

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Mark Hanchett	Chief Executive Officer	$200,000	$90,536,166	$90,736,166
Annie Pratt	President	$200,000	$30,118,392	$30,318,392
Britt Ide	Member of Board	$4,000	$378,840	$382,840

Total cumulative wages to all employees in 2021 were approximately $3,793,000

ITEM 4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the current beneficial ownership of the Company as of December 31, 2021.

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of Shares
Class D stock	Mark Hanchett	19,303,676	10,800,000	72%
Class A stock options	Mark Hanchett	19,303,676	10,800,000	55%
Class D stock	Annie Pratt	6,421,696	5,400,000	28%
Class A stock options	Annie Pratt	6,421,696	5,400,000	22%

There is currently no holder of Class A common stock who owns more than 10% of the Class A common stock.

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ITEM 5

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Name of Entity: Mark Hanchett

Relationship to Company: Officer

Nature/amount of interest in the transaction: Mark Hanchett loaned money to ATLIS Motor Vehicles to ensure continued operations in the business.

Material Terms: In 2017, ATLIS issued a note to a related party in exchange for cash for the purpose of funding continuing operations (“Related Party Note Payable”). The note does not accrue interest and is payable at a future date to be determined by management. During 2020 and 2019, ATLIS did not capitalize interest related to this note. The Related Party Note Payable was paid in full during January, 2020.

ITEM 6

OTHER INFORMATION

The Company filed Form 1-U current reports on: January 11, 2021 to extend the duration of its Regulation A offering qualified on September 15, 2020; and April 22, 2021, June 14, 2021, and June 30, 2021 to extend the deadline for its Form 1-K Annual Report.

The Company filed a form 1-U in October, 2020 to report a change in independent accountant.

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ITEM 7

FINANCIAL STATEMENTS

ATLIS MOTOR VEHICLES, INC.

Audited Financial Statements For The Years Ended December 31, 2021 and 2020

9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Atlis Motor Vehicles, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Atlis Motor Vehicles, Inc. (the Company) as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020 and the results of its operations and its cash flows for each of the years in the two-year period ended December, 2021, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 1 to the financial statements, the Company elected to change its method of accounting for stock awards to its employees.

Going Concern

The accompanying consolidated financial statements were prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, as of December 31, 2021, the Company had recurring losses from operations and an accumulated deficit. These conditions, among others, raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Prager Metis CPAs, LLP

We have served as the Company’s auditor since 2020.

El Segundo, California

May 13, 2022

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ATLIS Motor Vehicles, Inc.

Balance Sheet

December 31, 2021 and 2020

	2021	2020 [As Adjusted]
ASSETS
Current Assets
Cash	$3,146,134	$42,994
Prepaid Expenses	290,265	1,843
Other Receivables	342	3,280
TOTAL CURRENT ASSETS	3,436,741	48,117

Fixed Assets, Net	980,028	49,810

Intangibles , Net	11,074	-

Other Assets
Security Deposits	90,222	87,678
Vendor Deposits	96,164	58,312
TOTAL OTHER ASSETS	186,386	145,990

TOTAL ASSETS	$4,614,229	$243,917

The accompanying notes are an integral part of these financial statements

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	2021	2020 [As Adjusted]

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts Payable	$65,902	$122,787
Accrued Expenses	166,684	96,558
Payroll Tax Liabilities	56,728	613,326
Paycheck Protection Program Loan	397,309	92,931
Deferred Rent – Current Portion	22,412	12,006

TOTAL CURRENT LIABILITIES	709,035	937,608

Other Liabilities
Deferred Rent	103,633	126,045

TOTAL LIABILITIES	812,668	1,063,653

Shareholders’ Equity (Deficit)
Class B stock, par value $0.0001; 1 authorized; 0 issued and outstanding as of December 31, 2021	-	-
Class C stock, par value $0.0001; 15,000 authorized; 5,000 issued and outstanding as of December 31, 2021	1	-
Class D stock, par value $0.0001; 41,925,572 authorized; 25,725,370 issued and outstanding as of December 31, 2021	2,573	-
Class A Common Stock, par value $0.0001; 54,307,968 authorized; 6,854,576 issued and outstanding as of December 31, 2021:	684	1,485
14,845,067 shares issued and outstanding as of December 31, 2020
Additional Paid-in Capital	151,733,673	13,378,066
Accumulated Deficit	(147,935,370)	(14,199,288)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	$3,801,561	$(819,737)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$4,614,229	$243,916

The accompanying notes are an integral part of these financial statements

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ATLIS Motor Vehicles, Inc.

Statement of Operations

For the Years Ended December 31, 2021 and 2020

	2021	2020 [As Adjusted]
Revenue	$-	$-

Operating Expense
Employee Stock Based Compensation	123,245,040	7,304,600
Salaries and Employee Benefits	3,792,812	2,396,903
Legal and Professional	767,276	347,802
General and Administrative	576,753	150,025
Research and Development	1,655,365	574,483
Advertising	2,677,641	397,181
Payroll Taxes	420,439	147,511
Depreciation and Amortization	89,053	6,317
Rent	457,245	325,907
Total Operating Expenses	133,681,624	11,650,729

Loss from Operations	(133,681,624)	(11,650,729)

Other Expenses
Interest Expense	-	291
Other Income (Expense)	54,458	13,192
Total Other Expenses	54,458	13,483

Net Loss	$(133,736,082)	$(11,664,212)

The accompanying notes are an integral part of these financial statements

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ATLIS Motor Vehicles, Inc.

Statement of Changes in Shareholders’ Deficit

For the Years Ended December 31, 2021 and 2020

	Common Stock
	Class A		Class C		Class D		Additional	Accumulated
	Number	Amount	Number	Amount	Number	Amount	Paid-in Capital	Deficit	Total
Balance December 31, 2019 (as previously reported)	14,183,208	$1,418					$7,155,345	$(7,384,714)	$(227,951)
Change in Accounting Policy (Note 1)							(4,654,000)	4,849,638	195,638
Balance December 31, 2019 (as adjusted)	14,183,208	$1,418	-	$-	-	$-	$2,501,345	$(2,535,076)	$(32,313)
Net Loss -2020								(11,664,212)	(11,664,212)
Shares issued for services	70,100	7					80,387		80,394
Common Stock issued	591,759	59	-	-	-	-	3,491,735		3,491,794
Stock based compensation	7,304,600	7,304,600
Balance - December 31, 2020	14,845,067	$1,484	-	$-	-	$-	$13,713,597	$(14,199,288)	$(819,738)
Net Loss 2021								(133,736,082)	(133,736,082)
Common Stock issued	1,977,009	197					14,924,196		14,924,393
Series D Stock issued					25,725,370	2,573	-		2,573
Shares issued for services and rent guarantees	32,500	3	5,000	1			186,371		186,375
Founder Class A shares relinquished	(10,000,000)	(1,000)							(1,000)
Stock based compensation expense: employees							122,676,612		122,676,612
Stock based compensation expense: non-employees							568,428		568,428
Balance - December 31, 2021	6,854,576	$684	5,000	$1	25,725,370	$2,573	$151,733,673	$(147,935,370)	$3,801,561

The accompanying notes are an integral part of these financial statements

14

ATLIS Motor Vehicles, Inc.

Statement of Cash Flows

For the Years Ended December 31, 2021 and 2020

	2021	2020 [As Adjusted]
Cash Flows From Operating Activities
Net Loss	$(133,736,082)	$(11,664,212)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and Amortization Expense	89,053	6,317
Stock based compensation	123,245,040	7,304,600
Shares issued for services	186,375	80,394
Forgiveness of Paycheck Protection Program Loan	(92,931)	-
Change in accounting policy impact	-	(195,638)
Write-off of Shareholder Receivable for services	-	(1,000)
Changes in operating assets and liabilities
Change in Prepaid Expenses	(288,422)	(1,843)
Change in Other Receivables	2,938	(2,280)
Change in Accounts Payable	(56,885)	122,788
Change in Accrued Expenses	70,126	94,552
Change in Payroll Liabilities	(554,830)	779,485
Change in Deferred Rent	(12,007)	138,051
Net Cash Flows Used In Operating Activities	(11,147,625)	(3,338,786)
Cash From Investing Activities
Purchase of Fixed Assets	(1,018,788)	(43,739)
Intangibles - Patent	(11,555)	-
Purchase of Security Deposits	(2,544)	(87,677)
Purchase of Vendor Deposits	(37,852)	(58,314)
Net Cash Flows Used In Investing Activities	(1,070,739)	(189,730)
Cash From Financing Activities
Proceeds from Paycheck Protection Program Loan	397,309	92,931
Proceeds from Stock Issuance	14,924,196	3,491,734
Repayment of Loans Payable	-	(18,220)
Net Cash Flows From Financing Activities	15,321,505	3,566,445

Net Increase in Cash	3,103,141	37,931
Cash at Beginning of the Period	42,993	5,064
Cash at the End of Period	$3,146,134	$42,993

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$-	$291
Income Taxes	$800	$12,633

The accompanying notes are an integral part of these financial statements

15

Note 1 – Organization and Basis of Presentation

Organization

ATLIS Motor Vehicles Inc. (“the Company” or ATLIS), based in Arizona, was incorporated in 2016. ATLIS is a mobility technology company developing products that will power work. ATLIS is building an electric vehicle technology platform for heavy and light duty work trucks used in the agriculture, service, utility, and construction industries. To meet the towing and payload capabilities of legacy diesel-powered vehicles, ATLIS is developing proprietary battery technology and a modular system architecture capable of scaling to meet the specific needs of the all-electric vehicle.

Going Concern

The accompanying financial statements have been prepared on a going concern basis which implies the Company will continue to meet its obligations for the next 12 months as of the date these financial statements are issued.

The Company had an accumulated deficit of $147,935,370 as of December 31, 2021.   The Company also had a net loss of $133,736,082 for the year ended December 31, 2021.

On February 11, 2021, the Company received $397,309 in the form of a loan from the Paycheck Protection Program, (see Note 7).  The Company also raised an additional $14,924,196 and $3,491,734 from the sale of common stock in 2021 and 2020, respectively.  The Company continues to raise capital through stock sales and investment campaigns. The Company cannot provide any assurance that unforeseen circumstances that could occur at any time within the next twelve months or thereafter will not increase the need for the Company to raise additional capital on an immediate basis.

These matters, among others, raise substantial doubt about the ability of the Company to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.  The Company’s management is addressing this risk by pursuing all available options for funding which includes seeking private investments as well as potentially going public. Our success depends on achieving our strategic and financial objectives. ATLIS has spent the past few years developing technology that will electrify work. In 2021, we delivered on our commitment to build and prove out our superior battery technology and to successfully deliver the XT prototype. In 2022, we plan to become revenue generating and to secure sufficient funding to execute on our operational milestones. The company will continue to leverage Regulation A+ crowdfunding campaigns to fund operations until significant capitalization occurs.

Change in Accounting Policy

The Company previously valued stock awards  to employees based on a fair market value that was derived from recent arm’s length transactions involving the sale of stock at the time shares were awarded. The Company changed its accounting policy during 2021 to value stock awards based on appraisal of fair market value that considered all available information material to the value of the Company, including the present value of anticipated future cash flows and other relevant factors such as a discount for lack of marketability (“appraisal method”). The same method was used to value awards in prior years. As a result, the company revised the previously recorded share-based compensation expenses based on the use of the appraisal method. Adjustments for previously issued financial statements for the year 2020 have been revised to present the new accounting policy of applying the appraisal method. The impact for the year 2019 was recorded as a prior period adjustment in the year of 2020.

	December 31, 2020
Balance Sheet	As previously reported	Impact of change	As Adjusted

Payroll tax liabilities	$1,376,371	$(763,045)	$613,326
Additional Paid-in Capital	29,769,072	(16,391,006)	13,378,066
Accumulated Deficit	(31,353,337)	17,154,049	(14,199,288)

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	December 31, 2020
Statement of Operations	As previously reported	Impact of change	As Adjusted
Employee Stock Based Compensation	18,706,075	$(11,401,475)	$7,304,600
Payroll Taxes	714,917	(567,406)	147,511
Legal and professional	683,332	(335,530)	347,802
Net Loss	(23,968,623)	12,304,411	(11,664,212)

COVID-19

We have experienced challenges to our business arising from the COVID-19 pandemic and related governmental directives, and we expect to continue facing these challenges for the foreseeable future. COVID-19 crisis has caused and may continue to cause disruptions to our supply chain, including our access to critical raw materials and components, many of which require substantial lead time, or cause a substantial increase in the price of those items. The impact of the COVID-19 pandemic continues to evolve and its ultimate duration, severity and disruption to our business, customers and supply chain, and the related financial impact to us, cannot be accurately forecasted at this time. Should such disruption continue for an extended period, the adverse effect on our business, results of operations, financial condition and/or cash flows could be more severe than previously anticipated.

Basis of Presentation

The Company’s financial statements are prepared in conformity with U.S. generally accepted accounting principles (GAAP), which requires us to make estimates based on assumptions about current, and for some estimates, future economic and market conditions which affect reported amounts and related disclosures in our financial statements. Although our estimates contemplate current and expected future conditions, it is reasonably possible that actual conditions could differ from our expectations, which could materially affect our results of operations, our financial position and cash flows.

Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of expenses during the reporting period. The Company's most significant estimates and judgments involve valuation of the Company's stock-based compensation, including the fair value of common stock. Management bases its estimates on historical experience and on other assumptions believed to be reasonable. Actual results may differ from those estimates.

Concentration of Credit Risks

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents.

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents. During the year ended December 31, 2021 and 2020, the Company did not have any cash equivalent balances

The Company’s cash accounts are held at a high-credit-quality financial institution and are insured by the Federal Deposit Insurance Corporation, or the FDIC, up to $250,000. From time-to-time, the Company’s bank balances exceed the FDIC insurance limit. To reduce its risk associated with the failure of such financial institutions, the Company periodically evaluates the credit quality of the financial institution in which it holds deposits.

17

 Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification, or ASC 606, the core principle of which is that an entity should recognize revenue to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. The Company performs the following five-step analysis: (i) identification of contract with customer; (ii) determination of performance obligations; (iii) measurement of the transaction price; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company’s is not currently in production and therefore does not have any revenue as of December 31, 2021 and 2020.

Fair Value of Financial Instruments

The Company accounts for assets and liabilities measured at fair value on a recurring basis in accordance with ASC Topic 820, Fair Value Measurements and Disclosures, or ASC 820. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

Additional Disclosures Regarding Fair Value Measurements

The carrying value of cash, accounts payable, and accrued expenses approximate their fair value due to the short-term maturity of these items.

Advertising

The Company uses media networks, including, but not limited to online and social media platforms to build excitement and awareness for the product and brand. In addition, advertising is a primary driver for our Regulation A funding campaigns. Advertising costs for years ended December 31, 2021 and 2020 were $2,677,641 and $397,181 respectively.

Income Taxes

Income taxes are accounted for in accordance with the provisions of ASC Topic 740, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized, but no less than quarterly.

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Property and Equipment

Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives of five years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized.  The Company has a capitalization policy of $2,500. All individual asset purchases over $2,500 are capitalized.

Long-Lived Assets

In accordance with ASC 360-10, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made.

Research and Development Expenses

Research and development costs are charged to operations when incurred and are included in the operating expenses. The amounts for the years ending December 31, 2021 and 2020 are $1,655,365 and $574,483 respectively.

Common Stock

The total number of shares of stock which the Company shall have authority to issue is 96,248,541 shares of Common Stock at $0.0001 par value per share.

The Company is authorized to issue: 54,307,968 shares of Class A Common Stock, one share of Class B Common Stock, 15,000 shares of Class C Common Stock and 41,925,572 shares of Class D Stock.

The Class A Common Stock entitles its holders to one vote per share on matters submitted for stockholder action. As of the date of this Notice, there are 6,854,576 shares of Class A Common Stock outstanding and 46,123,737 options for shares of Class A Common Stock.

The Class B Common Stock is nonvoting stock. The share of Class B Common Stock authorized for issuance is not issued and outstanding.

The Class C Common Stock entitles its holder to one vote per share on matters submitted for stockholder action. The holder of a majority of the Class C Common Stock is entitled to elect a director to the Board. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Class C Common Stock are entitled to receive a per share cash amount equal to $8.24 before any payment is made to the holders of other classes of capital stock. Upon a sale or transfer of Class C Common Stock, the sold or transferred shares shall be converted into an identical number of shares of Class A Common Stock.

In 2021, the Company issued Class D shares of Common Stock. The Class D Stock entitles its holders to 10 votes per share on matters submitted for stockholder action. The shares of Class D Stock are not entitled to receive any dividends or any distribution on a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Class D shares are not convertible, are deemed to have no economic value, and upon a holder’s cessation of service to the Company, such holder shall, on the one-year anniversary of such cessation, surrender to the Company for no consideration all shares of Class D Stock owned by such holder.

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The breakdown of common stock outstanding by class is as follows:

		Shares outstanding as of December 31,
	Voting rights	2021	2020
Class A	1 vote per share	6,854,576	14,845,067
Class C	No vote	5,000	-
Class D	10 votes per share	25,725,370	-
		32,584,946	14,845,067

Share-Based Compensation – Stock Options

The Company accounts for stock-based compensation in accordance with ASC Topic 718 (ASC 718), Compensation-Stock Compensation. Under the fair value recognition provisions, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period, which is considered to be the vesting period if service period is not defined.

On Aug 24, 2021, the Company modified its share-based employee compensation to options-based compensation. In order to ensure consistency across all current and former employees, the Company offered all current and former employees with existing stock grants the option to relinquish their ATLIS shares for ATLIS options at an average ratio of 6.64 options for every share relinquished. This expense was determined by applying the Black-Scholes model on the third-party appraisal value of the underlying share price for each stock as of August 24, 2021.

Common Stock Awards – Non Employees

The Company granted common stock awards to non-employees in exchange for services provided. We determine the fair value of the stock-based compensation awards granted to non-employees as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either of (i) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (ii) the date at which the counterparty’s performance is complete.  The share-based payments related to common stock awards for the settlement of services provided by non-employees is recorded on the statement of operations in the same manner and charged to the same account as if such settlements had been made in cash.  The Company granted non-employees 32,500 shares of common stock at an appraisal value of $186,370 during 2021 and 70,100 shares of common stock at an appraisal value of $80,387 during 2020.

Recent Accounting Pronouncements

In December 2019, the FASB issued Accounting Standards Update, or ASU, 2019-12, Simplifying the Accounting for Income Taxes which amends ASC 740 Income Taxes, or ASC 740. This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021.  The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted.  The Company is currently evaluating the effect of this ASU on the Company’s financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842).  This guidance will be effective for fiscal years beginning after December 15, 2021 including the interim periods within those fiscal years.  Under these provisions, all lessees will report a right-of-use asset and a liability for the obligation to make payments for all leases with the exception of those leases with a term of 12 months or less.  All other leases will fall into one of two categories: (i) Financing leases, similar to capital leases, which will require the recognition of an asset and liability, measured at the present value of the lease payments and (ii) Operating leases which will require the recognition of an asset and liability measured at the present value of the lease payments. The Company will adopt this standard on January 1, 2022 and recognize assets and liabilities arising from any leases that meet the requirements under this standard on the adoption date and included qualitative and quantitative disclosures in the Company’s notes to the consolidated financial statements.

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Note 3 – Property and Equipment

Assets
	December 31, 2021	December 31, 2020

Office Equipment	$28,414	$28,414
Furniture and Fixtures	35,553	-
Leasehold Improvements	129,860	-
Tools and Plant Equipment	829,899	35,972
Vehicles	59,449	-
	$1,083,175	$64,386

Accumulated Depreciation	103,147	14,576

Net Fixed Assets	$980,028	$49,810

ATLIS recorded depreciation and amortization expense related to property and equipment in the amount of $89,053 in 2021 and $6,317 in 2020.

In accordance with ASC 360-10, the Company evaluated its long-lived assets for potential impairment. We determined that a potential triggering event occurred due to ongoing losses. The company also determined the asset group has not experienced an impairment given that the assets were recently purchased and the estimated useful life of these assets was not impacted.

Note 4 – Intangible Assets

Assets
	December 31, 2021	December 31, 2020

Patents	$11,555	$-

Accumulated Amortization	$481	$-

Net Intangible Assets	$11,074	$-

ATLIS recorded amortization expense related to the issuance of a patent number 11.069.945 on July 20, 2021. Amortization of patents is over ten-year period. The amortization amount for 2021 was $481. Patent expense for patents in process are recorded to Prepaid Assets.

Note 5 – Related Party Transactions

ATLIS follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. We evaluated our transactions and did not identify any significant related party transactions as of December 31, 2021 and 2020. The note payable to Mark Hanchett at December 31, 2019 was repaid in full on January 15, 2020.

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Note 6 – Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company recorded the valuation allowance due to the uncertainty of future realization of federal and state net operating loss carryforwards.

The deferred income tax assets are comprised of the following as of December 31, 2021 and 2020:

	2021	2020
Deferred income tax assets:	$34,912,200	$5,638,610
Valuation allowance	(34,912,200)	(5,638,610)
Net total	$-	$-

At December 31, 2021, the Company had net operating loss carryforwards of approximately $148,000,000 and net operating loss carryforwards through 2037. The current year's net operating loss will carryforward indefinitely.

In December 2017, the U.S. Tax Cuts and Jobs Act of 2017 ("Tax Act") was enacted into law which significantly revises the Internal Revenue Code of 1986, as amended. The newly enacted federal income tax law, among other things, contains significant changes to corporate taxation, including a flat corporate tax rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted taxable income, limitation of the deduction for newly generated net operating losses to 80% of current year taxable income and elimination of net operating loss ("NOL") carrybacks, future taxation of certain classes of offshore earnings regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits beginning in 2018.

The current income tax benefit of approximately $34,912,200 was generated for the year ended December 31, 2021 was offset by an equal increase in the valuation allowance. The valuation allowance was increased due to uncertainties as to the Company's ability to generate sufficient taxable income to utilize the net operating loss carryforwards which is the only significant component of deferred taxes.

Reconciliation between the statutory rate and the effective tax rate is as follows as of December 31, 2021 and 2020:

	2021	2020
Effective Tax Rate Reconciliation:

Federal statutory tax rate	21%	21%
State taxes, net of federal benefit	0%	0%
Change in valuation allowance	(21%)	(21%)
Effective Tax Rate	0%	0%

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense. As of December 31, 2021 and 2020 the Company has no unrecognized uncertain tax positions, including interest and penalties.

The Company's federal income tax returns for tax years ended December 31, 2018 and beyond remain subject to examination by the Internal Revenue Service. The returns for Arizona, the Company's most significant state tax jurisdiction, remain subject to examination by the Arizona Department of Revenue for tax years ended December 31, 2017 and beyond.

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Note 7 – Paycheck Protection Program Loan

On February 11, 2021, ATLIS was granted a loan from Washington Federal Bank, in the aggregate amount of $397,309, pursuant to the Paycheck Protection Program (“PPP”). The was granted under the provisions of the second offering of PPP loans by the Small Business Association. The loan, which was in the form of a Note dated February 11, 2021, issued to ATLIS, matures February 11, 2026 and bears interest at a rate of 1.0% annually. The Note may be prepaid by the Borrower at any time prior to the maturity with no prepayment penalties. Funds from the loan may only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities and interest on other debit obligations incurred before February 15, 2020. ATLIS has used the entire loan amount for qualifying expenses. Subsequently, this PPP note was fully forgiven on April 13, 2022

On April 30, 2020, ATLIS was granted a loan from Washington Federal Bank, in the aggregate amount of $92,931, pursuant to the Paycheck Protection Program (“PPP”) under Division A, Title 1 of the CARES Act, which was enacted March 27, 2020. This PPP note was fully forgiven on July 12, 2021.

Note 8 – Commitments and Contingencies

Lease Obligations and Deferred Rent

ATLIS entered into a lease agreement on February 12, 2020 with Majestic Mesa Partners to lease the building located at 1828 North Higley Road in Mesa, Arizona. The Lease term is five years and three months, commencing on April 1, 2020. The lease has graduated payments resulting in Deferred Rent being recorded in the financial statements. The lease terms are as follows:

Lease Term	Base Rent per Month
Lease Months 1 through 7	$14,133.24
Lease Months 8 through 12	$28,266.48
Lease Months 13 through 24	$29,114.47
Lease Months 25 through 36	$29,987.91
Lease Months 37 through 48	$30,887.55
Lease Months 49 through 60	$31,814.17
Lease Months 61 through 63	$32,768.60

The Company paid $84,799 to Majestic Mesa as a security deposit on the lease of the property.

Legal Proceedings

We are not currently subject to any material legal proceedings, nor, to our knowledge, are any material legal proceeding threatened against us. From time to time, we may be a party to certain legal or regulatory proceedings in the ordinary course of business. While the outcome of any such future legal or regulatory proceedings cannot be predicted with certainty, we do not expect that any such future proceedings will have a material effect upon our financial condition or results of operations.

Vendor Deposits

ATLIS paid $58,312 to Salt River Project (SRP), the Arizona utility company, as a refundable deposit for engineering services for implementation of additional electricity capacity to facilitate the development of Atlis 1.5MW AMV charging capabilities. The Company expects this construction project to begin in 2022.

In 2021, ATLIS paid deposits to vendors for new equipment purchases in the amount of $37,853 which was received in 2022.

23

Payroll Taxes Payable

The Company has payroll tax obligations of $56,729 and $613,326 as of December 31, 2021 and 2020. The Company has recorded a payroll tax liability and expense for the Employee Stock Awards granted in 2021 and 2020 in the amount of $49,860 and $567,406. ATLIS is current on its 2021 payroll tax liability obligations and has a credit for overpayment of state income tax withholding to Arizona in the amount of $5,765.

	2021	2020

Federal Payroll Taxes – Excluding Employee Stock Awards	$12,489	$510,063
Federal Payroll Taxes – Employee Stock Awards	48,905	-
State Payroll Taxes	(4,665)	103,263
Total Payroll Taxes Payable	$56,729	$613,326

Contingencies

There are no contingencies recorded on the Company's balance sheet as of December 31, 2021 and as of December 31, 2020.

Note 9 – Stockholders’ Equity (Deficit)

The Company accounts for stock-based compensation in accordance with ASC Topic 718 (ASC 718), Compensation-Stock Compensation. Under the fair value recognition provisions, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period, which is considered to be the vesting period if service period is not defined

Prior to and up until 3Q 2021, the Company awarded employees grants in common stock as part of employee compensation, which typically vested over 4 years. Upon vesting, the company recorded employee stock compensation to additional paid-in-capital as the shares were vested but not issued. The share value was calculated based on the most recent funding event. Subsequently, the Company changed its accounting policy to value company shares based on appraisal of fair market value that considered all available information material to the value of the Company, including the present value of anticipated future cash flows and other relevant factors such as a discount for lack of marketability. The same method was applied retrospectively to value stock grant awards in prior years. As a result, the company revised the previously recorded share-based compensation expenses based on the use of the appraisal method.

On August 24, 2021, the Company offered employees the option to convert their vested stock grants into stock options at weighted average  conversion ratio of approximately 6.64   options for every share grant. A condition of the conversion was the relinquishment of all prior awarded stock through the August 24, 2021 conversion date. Although not all, a majority of former and current employees at the time elected to convert their shares to options. The Company accounted for this transaction as a modification as per ASC 718, which resulted in the Company recording $114,579,500 of incremental compensation expense during Fiscal year 2021. The originally vested stock grants were unissued as of the modification date with the exception of 10,000,000 Class A shares held by Mark Hanchett, who subsequently relinquished these on August 24, 2021.

On August 24,2021, the Company issued 25,725,370 Class D stock to the CEO and the President.

Between August 24, 2021 and December 31, 2021, Atlis awarded 578,400 options to new employees, non-employees and to our Director of Board.

We use the Black-Scholes option-pricing method for valuing stock option awards. Calculating the fair value of stock option awards requires the input of subjective assumptions. Other reasonable assumptions could provide differing results. The fair value of stock options at the grant date was determined using the following assumptions as of December 31, 2021.

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Fiscal Year Ended
Black-Scholes Valuation Assumptions	December 31, 2021
Expected average life (in years)	7.0
Expected volatility	73.56%
Risk-free interest rates	0.06%
Expected dividend yield	0%

Compensation expense was determined by applying the Black-Scholes model on the appraised value of the underlying share price for each stock on the grant date.

STOCK-BASED COMPENSATION ACTIVITY

	Options *				RSUs
	Shares	Weighted average exercise price	Weighted average contractual term (in years)		Shares	Weighted average grant date fair value
Outstanding at January 1, 2021	-	$-			3,723,841	$2.79
Granted	45,614,206	7.00	7		2,365,388	3.25
Exercised	-	-			-	-
Modified to Options					5,209,672	7.00
Forfeited	467,137	7.00			-	-
Expired	-	-			-	-
Outstanding at December 31, 2021	45,417,069	$7.00	7		1,344,657	-
Exercisable at December 31, 2021	27,375,248	$7.00	6.33	**	-	-

* Class D stock are not included as they have no economic value

** Weighted average contractual term for exercisable stock is the remaining life of the contract term

Note 10 – Subsequent Events

The Company received cash inflows from the stock sales via campaigns and private investors. The current stock campaign via crowd funding is through Fund America. The Company has raised $6,657,066 from January 1, 2022 through May 12,2022 and has issued 492,386 shares of common stock during this period.

Management has evaluated events subsequent to the balance sheet date through May 13, 2022, the date in which the financial statements were available to be issued. It has concluded that there are no additional effects that provide additional evidence about conditions that existed at the balance sheet date that would require recognition in the financial statements or related note disclosures in accordance with FASB ASC 855 Subsequent Events.

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ITEM 8

EXHIBIT INDEX

ARTICLES OF INCORPORATION	EX1A-2A
BYLAWS	EX1A-2B
AMENDMENTS TO BYLAWS	EX1A-3A
BOARD RESOLUTIONS	EX1A-3B
SUBSCRIPTION AGREEMENT	EX1A-4
LEASE AGREEMENT	EX1A-6B
INDEPENDENT AUDITOR'S REPORT	EX1A-9
SIGNATURES	EX-96

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SIGNATURES

SIGNATURES Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in Mesa, State of Arizona, on May 13, 2022.

ATLIS Motor Vehicles, Inc.

By:	/s/ Mark Hanchett
Name: Mark Hanchett
Title: Chief Executive Officer, Director

This offering statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Name	Title	Date
/s/ Mark Hanchett	Mark Hanchett	Chief Executive Officer & Director	May 13, 2022
/s/ Apoorv Dwivedi	Apoorv Dwivedi	Chief Financial Officer	May 13, 2022
/s/ Apoorv Dwivedi	Apoorv Dwivedi	Chief Accounting Officer	May 13, 2022

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